Exhibit 10.55
CONSTRUCTION LOAN AGREEMENT
BETWEEN
CAMPUS CREST AT STATESBORO, LLC, a Delaware limited liability company, as Borrower
AND
THE PRIVATEBANK AND TRUST COMPANY
an Illinois state chartered bank, as Lender

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TABLE OF CONTENTS
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TABLE OF CONTENTS
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CONSTRUCTION LOAN AGREEMENT
     This Construction Loan Agreement (“Agreement”) is dated as of November 12, 2009, by and between CAMPUS CREST AT STATESBORO, LLC, a Delaware limited liability company (“Borrower”), and THE PRIVATEBANK AND TRUST COMPANY, an Illinois state chartered bank, and its successors and assigns (“Lender”).
     1. RECITALS.
     1.1 Borrower is the fee owner of the Land (this and all other capitalized terms used in this Article 1 and not otherwise defined shall have the meanings ascribed thereto in Article 2 below).
     1.2 Borrower has requested that Lender make a construction loan to Borrower in the maximum principal amount of $16,130,000.00 to pay a portion of the amounts needed to finance the Project Costs associated with the construction of a student housing community consisting of eight (8), 4-story apartments buildings and a club house. Lender has agreed to make the Loan subject to the terms and conditions set forth herein.
     1.3 In consideration of the mutual agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower and Lender agree as follows:
     2. DEFINITIONS. As used in this Agreement, the following terms shall have the following meanings:
     2.1 “Applicable Laws” shall mean all laws, statutes, ordinances, rules, regulations, judgments, decrees or orders of any state, federal or local government or agency which are applicable to the Obligors and/or the Project.
     2.2 “Architect” shall mean James L. Browning, who shall perform architectural services with respect to the construction of the Improvements.
     2.3 “Architectural Contract” shall mean that certain contract dated January 19, 2009, as amended, between Borrower and the Architect regarding the architectural services to be performed by the Architect in connection with the construction of the Improvements, which is in form and substance reasonably acceptable to Lender.
     2.4 “Assignment of Agreements” shall mean that certain Assignment of Agreements Affecting Real Estate dated as of even date herewith from Borrower to Lender, as the same may be amended, restated, modified or supplemented and in effect from time to time.
     2.5 “Assignment of Leases and Rents” mean that certain Assignment of Leases and Rents dated as of even date herewith from Borrower to Lender, as the same may be amended, restated, modified or supplemented and in effect from time to time.
     2.6 “Available Proceeds” shall have the meaning ascribed to it in Section 5.8 of this Agreement.

     2.7 “Budget” shall mean the detailed budget of all costs to be incurred in connection with the Work, including both hard costs and soft costs, as set forth in Exhibit C attached hereto and made a part hereof.
     2.8 “Building” shall mean any one (1) of the buildings to be constructed on the Land as more particularly described in Recital 1.2 above and “Buildings” shall mean the eight (8) buildings to be constructed on the Land as more particularly described in Recital 1.2 above.
     2.9 ‘‘Business Day” shall mean each day excluding Saturdays, Sundays and any other day on which Lender is closed for business to the public.
     2.10 “Club House” shall mean the club house to be constructed as part of the Improvements.
     2.11 “Construction Commencement Date” shall mean the date which is on or prior to fifteen (15) days following the Loan Opening Date.
     2.12 “Construction Completion Date” shall mean on or before August 14, 2010.
     2.13 “Construction Contract” shall mean that certain guaranteed maximum price contract dated as of November 1, 2008 between Borrower and the Contractor regarding the general contracting services to be performed in connection with the construction of the Improvements, which is in form and substance reasonably acceptable to Lender.
     2.14 “Consultant” shall mean an independent architect or engineer selected by Lender. Nothing contained in this Agreement shall prohibit such Consultant from being an employee of Lender or any of Lenders’ affiliates.
     2.15 “Contractor” shall mean Campus Crest Construction, LLC, who shall perform general contracting services with respect to the construction of the Improvements.
     2.16 “Debt Service” shall mean, during any Quarter, the sum of all interest and principal payments on the Loan that are due and payable during such Quarter assuming the full Loan amount is amortized in equal monthly installments over a thirty (30) year period at the Notional Interest Rate (except as otherwise contemplated in Section 3.10(e), Section 7.17 and Section 7.26 hereof).
     2.17 “Debt Service Coverage Ratio” shall mean the ratio of Operating Cash Flow during such Quarter to Debt Service during such Quarter.
     2.18 “Default Rate” shall mean the Interest Rate plus five percent (5%) per annum.
     2.19 “Engineer” shall mean Maxwell-Reddick and Associates, who shall perform engineering services with respect to the construction and operation of the Improvements and the Project.
     2.20 “Engineering Contract” shall mean that certain contract dated October 17, 2007 between Borrower and the Engineer regarding engineering services to be performed by the Engineer in connection with the construction of the Improvements, which is in form and substance reasonably acceptable to Lender.

     2.21 “Environmental Laws” shall mean any and all federal, state and local laws or statutes that relate to or impose liability or standards of conduct concerning public or occupational health and safety or the environment, as now or hereafter in effect and as have been or hereafter may be amended, modified or reauthorized, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. Section 9601 et seq.). the Hazardous Materials Transportation Authorization Act of 1994 (42 U.S.C. §5101 et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. §6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. §1251 et seq.), the Toxic Substances Control Act (15 U.S.C. §2601 et seq.), the Clean Air Act (42 U.S.C. §7401 et seq.), the Safe Drinking Water Act of 1974 (42 U.S.C. §300(f) et seq.), and the Occupational Safety and Health Act of 1970 (29 U.S.C. §651 et seq.), and all rules, regulations, codes, ordinances and guidance documents now or hereafter promulgated or published thereunder, and the provisions of any licenses, permits, orders and decrees now or hereafter issued pursuant to any of the foregoing.
     2.22 “Event of Default” shall have the meaning ascribed to it in Section 8 of this Agreement.
     2.23 “Guarantor” shall mean Ted Rollins, Michael Hartnett, TXG, LLC, a South Carolina limited liability company, Madiera Group, LLC, a North Carolina limited liability company, and MXT Capital, LLC, a Delaware limited liability company, jointly and severally.
     2.24 “Guaranty” shall mean, collectively, the Guaranty of Payment and the Guaranty of Completion.
     2.25 “Guaranty of Completion” shall mean the Guaranty of Completion dated as of even date herewith from Guarantor in favor of Lender, guaranteeing completion of the Project and performance of Borrower’s other obligations under the Loan Documents.
     2.26 “Guaranty of Payment” shall mean the Guaranty of Payment dated as of even date herewith from the Guarantor in favor of Lender, guaranteeing the repayment of the Loan.
     2.27 “Hazardous Substances” shall mean:
     (a) Any substance, material, or waste that is included within the definitions of “hazardous substances,” “hazardous materials,” “hazardous waste,” “toxic substances,” “toxic materials,” “toxic waste,” or words of similar import in any Environmental Law;
     (b) Those substances listed as hazardous substances by the United States Department of Transportation (or any successor agency) (49 C.F.R. 172.101 and amendments thereto) or by the Environmental Protection Agency (or any successor agency) (40 C.F.R. Part 302 and amendments thereto); and
     (c) Any substance, material, or waste that is petroleum, petroleum-related, or a petroleum by-product, asbestos or asbestos-containing material, polychlorinated biphenyls, flammable, explosive, radioactive, freon gas, radon, or a pesticide, herbicide, or any other agricultural chemical.
     2.28 “Improvements” shall mean the Buildings and all other structures, the Club House, all paving, lighting, landscaping, utility lines and equipment and all other site improvements and all other improvements to be constructed on the Land in accordance with the Plans and Specifications.

     2.29 “Indemnity Agreement” shall mean that certain Environmental Indemnity Agreement dated as of even date herewith by Borrower and the Guarantor in favor of Lender.
     2.30 “Initial Advance” shall mean the first draw or disbursement made from the proceeds of the Loan.
     2.31 “Interest Rate” shall have the meaning ascribed to such term in the Note.
     2.32 “Interest Reserve” shall have the meaning ascribed to it in Section 5.7 of this Agreement.
     2.33 “Land” shall mean the tract of land located in Statesboro, Georgia and legally described in Exhibit A attached hereto.
     2.34 “Leases” shall mean all leases now or hereafter executed by or on behalf of Tenants pertaining to the rental of space within a Building.
     2.35 “Letters of Credit” shall have the meaning ascribed to it in Section 3.11 hereof.
     2.36 “Loan” shall mean the construction loan from Lender to Borrower in an amount not to exceed $16,130,000.00 in the aggregate which is to be disbursed pursuant to this Agreement and which loan shall otherwise be governed by the provisions hereof.
     2.37 “Loan Advance” shall mean a disbursement of all or any portion of the Loan.
     2.38 “Loan Documents” shall mean this Agreement, the Mortgage, the Note, the Assignment of Leases and Rents, the Assignment of Agreements, the Guaranty, the Indemnity Agreement and every other document now or hereafter evidencing, securing or otherwise executed in conjunction with the Loan, together with all amendments, restatements, supplements and modifications thereof.
     2.39 “Loan Expenses” shall mean, collectively, the expenses, charges, costs (including both hard costs and soft costs) and fees relating to the making, administration, negotiation, documentation or any other aspect of the Loan or relating to the performance of the Work, including, without limitation, Lender’s reasonable attorneys’ fees and costs in connection with the negotiation, documentation and enforcement of the Loan, the fees of the Consultant, all recording fees and charges, title insurance charges and premiums, escrow fees, fees of insurance consultants, costs of surveys and of other bonds required by the Title Company in connection with clearing title to the Real Property or the issuance of title reports, binders, policies and the like, and all other costs, expenses, charges and fees referred to in or necessitated by the terms of this Agreement or any of the other Loan Documents.
     2.40 “Loan Opening Date” shall mean November 12, 2009.
     2.41 “Maturity Date” shall mean February 12, 2012, subject to extension as provided in Section 3.10 hereof.
     2.42 “Mortgage” shall mean the Deed to Secure Debt encumbering the Real Property dated as of even date herewith by Borrower for the benefit of Lender to secure the Loan, as the same may be amended, restated, modified or supplemented and in effect from time to time.

     2.43 “Note” shall mean the Promissory Note evidencing the Loan dated as of even date herewith by Borrower payable to the order of Lender in the original principal amount of $16,130,000.00, as the same may be amended, restated, modified or supplemented and in effect from time to time.
     2.44 “Notional Interest Rate” shall mean a rate of interest equal to the greatest of (i) seven and one-half percent (7.50%) per annum, (ii) three percent ( 3.00%) plus the yield (converted as necessary to an annual interest rate) on the United States Treasury Security (as hereinafter defined) having a maturity date closest to ten (10) years from the Determination Date (as hereinafter defined) as displayed in the Bloomberg Financial Markets system at approximately 8:00 a.m. Chicago, Illinois time on the second (2nd) Business Day preceding the date on which the Debt Service Coverage Ratio is calculated (the “Determination Date”), provided, however, if the Bloomberg Financial Markets system is no longer available, the Lender, in its sole discretion, shall designate another daily financial or governmental news service or publication of national circulation to be used to determine such yield and/or such spread and (iii) the actual greatest rate of interest accruing on the Loan on the Determination Date. As used herein, “United States Treasury Security” shall mean any actively traded United States Treasury bond, bill or note, and if more than one issue of United States Treasury Security is scheduled to mature on or about the Maturity Date then to the extent possible, the United States Treasury Security maturing most recently prior to the tenth anniversary of the original Maturity Date will be chosen as the basis of the yield.
     2.45 “Obligors” shall mean each of the Borrower and the Guarantor.
     2.46 “Operating Cash Flow” shall mean at the time of calculation, during any Quarter, all base rental revenue actually received by Borrower during such Quarter pursuant to signed Leases arising from the ownership and operation of the Property (excluding tenant security deposits and rent paid during such Quarter by any Tenant for more than three months of rental obligations), and any business interruption insurance proceeds in the event there is a casualty at the Property and some or all of the tenants are not making rental payments due to such casualty, less the sum of all costs, taxes, expenses and disbursements of every kind, nature or description due and payable during such Quarter in connection with the leasing, management, operation, maintenance and repair of the Property, fixtures, machinery, equipment, systems and apparatus located therein or used in connection therewith including management fees equal to the greater of (A) the actual management fees being charged or (B) 3.0% of gross revenues, but excluding (i) non-cash expenses, such as depreciation and amortization costs, (ii) state and federal income taxes, (iii) capital expenditures, (iv) debt service payable on the Loan, and (v) leasing commission fees. In determining Operating Cash Flow, extraordinary items of income, such as those resulting from casualty or condemnation or lease termination payments of Tenants, shall be deducted from income.
     2.47 “Permitted Exceptions” shall mean the exceptions to the title of the Real Property listed on Exhibit B attached hereto and all Leases of the Property (approved by Lender if such approval is required) executed in accordance with the terms of the Loan Documents.
     2.48 “Person” shall mean any individual, firm, corporation, business enterprise, trust, association, joint venture, partnership, governmental body or other entity, whether acting in an individual, fiduciary or other capacity.
     2.49 “Personal Property” shall mean and include any and all furniture, furnishings, appliances, equipment and all fixtures (to the extent such fixtures are attached in a manner so as not to be deemed to be part of the Real Property) to be located at the Land which will be used or usable in connection with the ownership, development or operation of the Real Property and which will be owned, leased or otherwise possessed by Borrower or any of its affiliates.

     2.50 “Plans and Specifications” shall mean, collectively, the architectural and engineering plans and specifications relating to the Work or any portion thereof, all of which must be acceptable to Lender in its sole and absolute discretion.
     2.51 “Prime Rate” shall have the meaning ascribed thereto in the Note.
     2.52 “Principal Balance” shall mean the unpaid principal balance of the Loan outstanding from time to time.
     2.53 “Project” shall mean the Improvements developed in accordance with the terms of this Agreement.
     2.54 “Project Costs” shall mean each of the following items, but only to the extent specifically set forth in the Budget and only to the extent specifically required to complete the Project:
     (a) The actual hard costs of completing construction of the Improvements, including demolition and environmental remediation costs;
     (b) The actual costs of acquiring the Land and acquiring and installing the Personal Property;
     (c) Premiums for title, casualty, liability and other insurance required by Lender;
     (d) The cost of recording and filing the applicable Loan Documents;
     (e) Real estate taxes and other assessments which Borrower is obligated to pay during the term of the Loan;
     (f) Interest, fees and similar charges payable by Borrower to Lender hereunder or under the Note or any of the other Loan Documents;
     (g) Legal and other closing costs;
     (h) Architectural, engineering and consulting fees;
     (i) Such other soft costs as may be set forth in the Budget or as may be hereafter approved in writing by Lender; and
     (j) All other Loan Expenses.
     2.55 “Projected Debt Service Coverage Ratio” shall mean the ratio of Projected Operating Cash Flow during such Quarter to Debt Service during such Quarter.
     2.56 “Projected Operating Cash Flow” shall mean at the time of calculation, during any Quarter, all base rental revenue projected to be received by Borrower during such Quarter pursuant to signed Leases arising from the ownership and operation of the Property (excluding tenant security deposits and rent to be paid during such Quarter by any Tenant for more than three months of rental obligations), and any business interruption insurance proceeds in the event there is a casualty at the Property and some or all of the tenants are not making rental payments due to such casualty, less the sum of all projected costs, taxes, expenses and disbursements of every kind, nature or description approved by

Lender which would be due and payable during such Quarter in connection with the leasing, management, operation, maintenance and repair of the Property, fixtures, machinery, equipment, systems and apparatus located therein or used in connection therewith including management fees equal to the greater of (A) the actual management fees being charged or (B) 3.0% of gross revenues, but excluding (i) non-cash expenses, such as depreciation and amortization costs, (ii) state and federal income taxes, (iii) capital expenditures, (iv) debt service payable on the Loan, and (v) leasing commission fees. In determining Operating Cash Flow, extraordinary items of income, such as those resulting from casualty or condemnation or lease termination payments of Tenants, shall be deducted from income.
     2.57 “Property” shall mean the Real Property, the Buildings, the Club House, and the Personal Property (whether before or after completion of the Work) and all other tangible and intangible assets benefitting or otherwise appertaining to the Project, including, without limitation, all of the collateral for the Loan described in the Loan Documents.
     2.58 “Quarter” shall mean any calendar three-month period prior to the date of such calculation.
     2.59 “Real Property” shall mean the Land, the improvements and all easements and appurtenants thereto.
     2.60 “Reserves” shall mean the reserves described in Section 5.7 below.
     2.61 “Retainage” shall mean the portion of each Loan Advance retained by Lender in accordance with Section 5.5 below.
     2.62 “State” shall mean the State of Georgia.
     2.63 “Subcontractor” shall mean any person or entity having a contract with Contractor or any Subcontractor for the construction, equipping or supplying by such Subcontractor of any portion of the Project.
     2.64 “Subcontracts” shall mean the subcontracts now or hereafter entered into by the Contractor or Borrower for the construction of any of the Improvements or the installation of any of the Personal Property or the performance of any other aspect of the Work, together with all sub-subcontracts, material or equipment purchase orders, equipment leases and other agreements entered into by the Contractor, any subcontractor or any other party supplying labor or materials in connection with the Work.
     2.65 “Survey” shall mean the plat of survey of the Real Property as described in Section 4.2 below.
     2.66 “Tenants” shall mean all tenants now or hereafter occupying space within the Buildings or at the Property pursuant to validly existing Leases.
     2.67 “Title Company” shall mean Chicago Title Insurance Company.
     2.68 “Title Policy” shall mean the title insurance policy described in Section 4.4 below.
     2.69 “Unmatured Default” shall mean an event or circumstance that with the giving of notice, the passage of time, or both, would constitute an Event of Default.

     2.70 “Work” shall mean the performance of all work to be performed and the supplying of all materials to be supplied in connection with the building, furnishing, fixturing and equipping of the Project, all in accordance with the provisions of this Agreement and with the Plans and Specifications, the Budget and the other documentation approved by Lender.
     3. COMMITMENT TO LEND.
     3.1 Loan Amount; Prepayment. The Lender agrees to lend to Borrower, and Borrower may borrow from Lender from time to time prior to the Maturity Date the maximum aggregate principal amount of $16,130,000.00 for the purposes, upon the terms, and subject to the conditions contained in this Agreement. The Loan is not a revolving credit facility and, accordingly, any portion of the Principal Balance that is repaid or prepaid may not be reborrowed.
     3.2 Loan Advances Evidenced by Note. All Loan Advances hereunder shall be evidenced by the Note, which shall be executed and delivered by Borrower simultaneously with the execution of this Agreement.
     3.3 Calculation of Interest. Interest shall be calculated in accordance with the terms of the Note.
     3.4 Payments of Interest and Principal. Payments of principal and interest due under this Agreement shall be made in accordance with the terms of the Note.
     3.5 Default Rate. Upon the occurrence of an Event of Default (which has not been waived in writing by Lender) under this Agreement or any of the other Loan Documents, and after the Maturity Date or following the acceleration of the maturity of the Loan, Lender, at its option, may, if permitted under Applicable Law, do one or both of the following: (a) increase the rate of interest on the Principal Balance and any other amounts then owing by Borrower to Lender to the Default Rate until paid in full and (b) add any unpaid accrued interest to principal and such sum shall bear interest therefrom until paid in full at the Default Rate. Neither the Interest Rate nor the Default Rate shall exceed the maximum rate permitted by Applicable Law under any circumstance.
     3.6 Late Charge. If any payment under this Agreement or any other Loan Document (with the exception of the final payment due at maturity) is not made within ten days after such payment is due, then, in addition to the payment of the amount so due, Borrower shall pay to Lender a “late charge” equal to five percent (5.0%) of the amount of that payment. This late charge may be assessed without notice, shall be immediately due and payable and shall be in addition to all other rights and remedies available to Lender. The Borrower agrees that the damages to be sustained by the. Lender for the detriment caused by any late payment are extremely difficult and impractical to ascertain, and that the amount of five cents for each one dollar due is a reasonable estimate of such damages, does not constitute interest, and is not a penalty.
     3.7 Fees. Lender has fully earned a non-refundable loan fee in the amount of $161,300.00, and, concurrently with the execution of this Agreement, the unpaid balance of such fee, if any, shall be due and payable by Borrower to Lender.
     3.8 Equity Requirement. Borrower shall demonstrate an investment in the Project of at least $6,453,070.00 (which may be reduced to $5,380,070.00 pursuant to Section 3.9 below) (the “Equity Requirements”), which amount shall be so disbursed prior to or simultaneously with the Initial Advance. The amount of the Equity Requirements represented by the Land and any improvements thereon shall be valued at the cost to the Borrower of the Land and such improvements, unless otherwise approved by Lender in writing.
     3.9 Earn Out Provision. $1,073,000.00 of the Loan amount (the “Earn-Out Proceeds”) shall be held back and shall not be disbursed until the Project has achieved a Debt Service Coverage Ratio of not less than 1.25 to 1.10. Lender shall not be required to disburse more than $15,057,000.00 until such time as the requirement set forth in this Section 3.9 has been satisfied. The Earn-Out Proceeds shall be disbursed directly to Borrower upon satisfaction of the condition contained in this Section 3.9.
     3.10 Extension of Maturity Date. The Borrower shall have one (1) option to extend the Maturity Date to February 12, 2013 upon satisfaction of the following conditions precedent:
     (a) Extension Request. The Borrower shall deliver written notice of such request (the “Extension Request”) to Lender not earlier than the date which is ninety (90) days prior to the Maturity Date and not later than the date which is thirty (30) days prior to the Maturity Date;
     (b) Payment of the Extension Fee. Borrower shall pay to Lender an extension fee in the amount of fifty (50) basis points on the outstanding principal balance of the Loan at the time of such extension;
     (c) No Default. On the date the Extension Request is submitted, there shall exist no Event of Default, and on the Maturity Date, there shall exist no Unmatured Default or Event of Default;
     (d) Certificate of Occupancy. Borrower has obtained and delivered to Lender a certificate of occupancy for the entire Project from the applicable governmental entity.
     (e) DSCR. The Project shall have achieved a Debt Service Coverage Ratio of not less than 1.25 to 1.0; provided, however, that (i) Borrower shall have the right to make a principal repayment on the outstanding principal balance of the Loan in order to comply with the required Debt Service Coverage Ratio, and such reduced outstanding principal balance will be utilized in re-calculating Debt Service, and (ii) in the event the Earn-Out Proceeds have not been disbursed to Borrower in accordance with Section 3.9 above, the Loan amount for purposes of calculating Debt Service shall not include the Earn-Out Proceeds.
3.11 Letters of Credit.
     (a) Issuance and Purpose. Lender agrees to issue one or more letters of credit (the “Letters of Credit”) under and pursuant to an application and Master Letter of Credit Agreement of Lender duly executed and delivered by Borrower to Lender (collectively, the “Letter of Credit Application”), which Letters of Credit shall be issued for the benefit of the City of Statesboro or such other governmental agency or private vendor (the “Beneficiary”) to assure the performance by Borrower of certain public improvements with respect to the Project or non-public on-site or off-site improvements with respect to the Project or the payment of amounts related to furniture or equipment to be installed at the Project, all as approved by Lender and the Beneficiary. The Letters of Credit shall be irrevocable and shall have expiration dates no later than the earlier of (i) twelve (12) months from the date of issuance, and (ii) the Maturity Date. The face amount of each Letter of Credit shall reduce the amount of the Loan available for disbursement and all draws against a Letter of Credit shall constitute disbursements of proceeds of the Loan (until repaid by Borrower), shall bear interest at the Default Rate and shall be secured by the Mortgage and other Loan Documents. Upon the issuance of any Letter of Credit, Borrower shall cause the Title Company to issue a Letter of Credit Endorsement to the Lender’s title policy referencing such Letter of Credit. Borrower shall apply to the Beneficiary, at appropriate intervals as reasonably requested by Lender, for reduction in the amount of the Letter of Credit to reflect the construction, in whole or part, of the improvements for which such Letter of Credit was issued, if applicable, and the amount of the Loan available for disbursement shall be increased by the amount of any such reduction. To the extent that the cost of work or materials covered by any Letter is Credit is included in the Budget, Lender will disburse to Borrower proceeds of the Loan to cover such costs as they are incurred by Borrower, subject to Borrower’s compliance with the terms and conditions of this Agreement, and subject to the adjustment to the Loan amount commensurate with any change in the face amount of each Letter of Credit.
     (b) Draws. The Beneficiary shall be entitled to draw on the Letters of Credit upon presentation of a sight draft to Lender on or before 5:00 p.m. Chicago time during any Business Day in accordance with the terms and provisions of the Letters(s) of Credit. Borrower shall reimburse Lender for any amount drawn under the Letters of Credit plus interest thereon at the Default Rate (or at the rate set forth in the Letter of Credit application, whichever is higher) within two (2) Business Days after the date such draft is paid by Lender and failure to reimburse Lender by such date shall constitute an additional Event of Default hereunder without notice to Borrower of any kind, provided, however, that it is the intent of the parties that Loan proceeds will be advanced to repay any draw under a Letter of Credit hereunder, so long as: (i) no other Event of Default exists, (ii) the Loan is in balance, (iii) Loan proceeds for the work which was the basis of Beneficiary making a draw under the Letter of Credit have not previously been disbursed by Lender, and (iv) Beneficiary certifies to Lender that the work which was the basis of Beneficiary making a draw under the Letter of Credit has been completed to Beneficiary’s satisfaction.
     (c) Letter of Credit Fee. Borrower shall pay to Lender a fee for issuance of the Letters of Credit equal to two percent (2.0%) per annum (computed on the basis of a year of 360,-days and the actual number of days of the stated term of the Letters of Credit) of the aggregate stated amount of Letters of Credit issued by Lender. Such fee shall be payable quarterly in advance with the first such payment to be made on the date of issuance of the first Letter of Credit.
     (d) Termination of Letters of Credit. If the Letters of Credit have not been presented for a draw pursuant to their respective terms, the Letters of Credit shall terminate upon the earlier to occur of the stated expiry date thereof or the date such Letters of Credit are returned to Lender. In no event shall the liens and security interests created by the Loan Documents be released unless or until the Letters of Credit have all been terminated. In the event a Letter of Credit is terminated or the face amount thereof is reduced, or in the event a Letter of Credit has been drawn on by the Beneficiary but Borrower has repaid all amounts due Lender in connection with such draw under Section 3.11(b) above, the amount of such Letter of Credit, if terminated, or the reduced face amount of such Letter of Credit, if applicable (or the amount of such repayment by Borrower), shall be available for disbursement provided no Event of Default has occurred.
     4. LOAN DOCUMENTS. Prior to the Initial Advance, Borrower shall execute and/or deliver to Lender those of the following documents and other items required to be executed and/or delivered by Borrower, and shall cause to be executed and/or delivered to Lender those of the following documents and other items required to be executed and/or delivered by others, all of which documents and other items shall contain such provisions as shall be required to conform to this Agreement and otherwise shall be satisfactory in form and substance to Lender:
     4.1 The Loan Documents.
     4.2 A plat of survey (“Survey”) of the Real Property made by a land surveyor licensed in the State, which Survey must be satisfactory to the Lender, showing:
     (a) the location of all existing foundations, driveways, parking areas, number of parking spaces, fences and other improvements on the Land including the Project;
     (b) the location (and recording numbers, to the extent recorded) of all visible or recorded easements (including appurtenant easements), water courses, drains, sewers, public and private roads (including the names and widths thereof and recording numbers for the dedications thereof), other rights of way, and curb cuts, if any, within, adjacent to or serving the Real Property or to which the Real Property is subject, and the proposed location of any such easements to be granted; and that all portions of the Project will have direct access to dedicated public roads;
     (c) the location of the servient estate of any easements, if the Land is the dominant estate thereunder;
     (d) the common street address of the Real Property and the dimensions, boundaries and acreage or square footage of the Land;
     (e) that all foundations and other structures under construction and all other improvements on the Land, are placed within the lot and building lines and in compliance with all deed restrictions, recorded plats, other restrictions of record and ordinances relating to the location thereof (and, to the extent that any deed restrictions, recorded plats, other restrictions of record or ordinances require any structure to be set back specified distances from any line, showing said line and the measured distance of said structure, from said line);
     (f) that there are no encroachments onto the Land from improvements located on adjoining property;
     (g) any above-ground evidence of utility lines;
     (h) if the Real Property comprises more than one parcel, interior lines and other data sufficient to insure contiguity; and
     (i) such additional information which may be reasonably required by Lender or the Title Insurance Company.
     The Survey shall be made in accordance with (i) the 2005 survey standards of the American Land Title Association and American Congress on Surveying and Mapping including items 1, 2, 3, 4, 6, 7(a) and (b), 8, 9, 10 and 11(a), of Table A thereof and (ii) the laws of the State. To the extent that there is any conflict or inconsistency among the Survey standards described above, the more restrictive standard shall apply. The Survey shall be dated not later than sixty (60) days prior to the date of this Agreement, and shall bear a proper certificate by the surveyor, which certificate shall recite compliance with the laws and standards enumerated above, shall include the legal description of the Land and shall run in favor of Borrower, Lender and the Title Company.
     4.3 Borrower, at its expense, shall obtain (or cause to be obtained) and deliver to Lender certificates evidencing the policies of insurance as provided in the Mortgage.
     4.4 An ALTA 2006 Loan Policy of Title Insurance (the “Title Policy”) issued by the Title Company in the full amount of the Note insuring that the Mortgage will be a first priority lien upon the fee simple title to the Real Property to the extent of advances of the Loan made by Lender from time to time under this Agreement, subject to no liens, claims, exceptions or encumbrances except the Permitted Exceptions and containing the following endorsements (to the extent the Title Company is permitted to issue such endorsements):
     (a) Endorsements for Interim Certification;
     (b) Modified ALTA Broad Form 3.1-06 Zoning Endorsement (in the form modified for construction loans), including coverage for parking and for loading docks and bays and deleting the marketability limitation, based upon the completion of the Project in accordance with the Plans and Specifications;
     (c) Modified Comprehensive Endorsement (Endorsement 9.3-06) (in form modified for construction loans);
     (d) Access Endorsement (ALTA Endorsement 17-06);
     (e) Survey Endorsement;
     (f) Tax Parcel Endorsement (ALTA Endorsement 18-06 or 18.1-06 as applicable);
     (g) Creditors’ rights endorsement (ALTA Endorsement 21-06);
     (h) Contiguity Endorsement, if applicable (ALTA Endorsement 19-06);
     (i) Utility Facilities Endorsement;
     (j) Usury Endorsement;
     (k) Environmental Protection Lien Endorsement;
     (l) Pending Disbursement (Future Advance) Endorsement (ALTA Endorsement 14-06); and
     (m) Such additional endorsements as may be reasonably required by Lender based upon its review of the Title Policy and Survey.
     4.5 Copies of all recorded documents described in the Title Policy.
     4.6 Current Uniform Commercial Code, federal and state tax lien and judgment searches, pending suit and litigation searches and bankruptcy court filings searches covering each Obligor and disclosing no matters objectionable to Lender.

     4.7 Certificates executed by the Architect and the Engineer satisfactory in form and content to Lender.
     4.8 Certified copies of the Construction Contract, Architectural Contract, the Engineering Contract, and, to the extent available, all licenses, permits and governmental approvals necessary for the construction, use or operation of the Project and all other documents and instruments relating to performance of the Work that may be reasonably requested by Lender.
     4.9 Opinion letter from legal counsel for Borrower and the Guarantor (which counsel must be approved by Lender with respect to the issuance of such opinion) opining to the authority of said parties to execute, deliver and perform their respective obligations under the Loan Documents, to the validity and binding effect and enforceability of the Loan Documents and to such other matters as Lender and its counsel shall reasonably require.
     4.10 A soil test report prepared by a licensed soil engineer approved by Lender and otherwise satisfactory in all respects to Lender containing, among other things, boring logs and the locations of all borings and confirming that no condition exists with respect to the Land which would cause subsidence of any portion of the Land and showing that no state of facts exists which would adversely affect the completion of the Work in accordance with the Plans and Specifications or would require any costs with respect thereto not otherwise provided for in the Budget.
     4.11 Evidence that (a) no portion of the vertical Improvements is located in an area designated by the Secretary of Housing and Urban Development as having special flood hazards, or if any portion of the vertical Improvements is so located, evidence that flood insurance is in effect; and (b) no portion of the Real Property is located in a federally, state or locally designated wetland or other type of government protected area, or if any portion of the Real Property is so located, evidence that the wetlands will not be impacted by the Work.
     4.12 Certified copies of (a) Borrower’s articles of organization, including all amendments thereto; (b) the operating agreement of Borrower, including all amendments thereto; (c) the articles of organization and operating agreement for each manager and/or managing member of Borrower, and (d) such documents as Lender deems appropriate evidencing the authority of Borrower to borrow the proceeds of the Loan and execute and deliver this Agreement and the other Loan Documents.
     4.13 A form of Lease.
     4.14 Certified copies of all service contracts, development agreements and other material agreements affecting the use, development or operation of the Project, if any, executed by the Borrower.
     4.15 Evidence that the environmental condition of the Property is, and the environmental condition of the Project upon completion will be, satisfactory to Lender. Such evidence shall include, but shall not be limited to, a Phase I Environmental Audit certified to Borrower and Lender. Such testing and investigation shall be performed by an environmental professional acceptable to Lender in a manner satisfactory to Lender.
     4.16 Evidence that, as of the date of the Initial Advance, there has been no material adverse change in the financial or other projections for the Project, the physical condition of the Property or the financial condition of the Borrower or Guarantor since the date of the most recent financial statements or projections delivered to Lender or the most recent inspections of the condition of the Property made by the Consultant, as the case may be.

     4.17 An MAI appraisal prepared in accordance with the requirements of FIRREA by a licensed or certified appraiser acceptable to Lender indicating that the amount of the Loan is not more than sixty-four and two-tenths percent (64.2%) of the aggregate fair market “as-stabilized” value of the Project.
     4.18 A reasonably detailed Project development and construction schedule in form and substance reasonably acceptable to Lender.
     4.19 The consent of the Contractor, the Architect and the Engineer to the collateral assignment of the Construction Contract, the Architectural Contract and the Engineering Contract, respectively, pursuant to the Assignment of Agreements.
     4.20 The Plans and Specifications, which have been approved by Borrower and the Contractor and approved by the appropriate governmental authorities, including detailed descriptions (with drawings and specifications).
     5. DISBURSEMENT OF THE LOAN.
     5.1 Conditions Precedent in General. In addition to the other conditions set forth herein, the obligation of Lender to make the Initial Advance and each subsequent Loan Advance under this Agreement shall be conditioned upon and subject to the payment to Lender of all loan fees then owing from Borrower to Lender and to satisfaction of all of the following conditions:
     (a) All representations and warranties contained in this Agreement and in the other Loan Documents shall be true in all material respects on and as of the date of such disbursement.
     (b) Borrower shall have performed all of its obligations under all Loan Documents which are required to be performed on or prior to the date of such disbursement.
     (c) The Loan shall not be “out of balance” as determined under Section 5.8 below, and the disbursement shall not cause the Loan to be “out of balance.”
     (d) There shall be no material adverse change in the financial condition of Borrowed or any Guarantor as reasonably determined by Lender.
     (e) No Event of Default shall have occurred that has not been waived in writing by Lender, and no Unmatured Default shall then exist.
     (f) No litigation or proceedings are pending (including proceedings under Title 11 of the United States Code) against Borrower, Guarantor or the Project, which litigation or proceedings, in the reasonable judgement of Lender, would adversely affect Borrower’s or Guarantor’s ability to perform its respective obligations under the Loan Documents.
     5.2 Use of Loan Proceeds; Inspections of the Work. The proceeds of the Loan disbursed to Borrower shall be used by Borrower solely for the purpose of paying (or reimbursement to others for payment of) items of Project Cost actually incurred by Borrower, and, in connection therewith, no Project Cost shall include expenses relating to any development, construction, operating or other cost attributable to any project other than the Project specifically described in this Agreement. Notwithstanding anything contained in this Agreement to the contrary, all inspections of the Work made by Lender, the Consultant or their respective agents, employees and designees shall be solely for Lender’s own information and shall not be deemed to have been made for or on account of Borrower or any other party. Borrower hereby specifically relieves Lender of any and all liability or responsibility relating in any way whatsoever to the construction of the Project, including but not limited to, the work thereat, the material or labor supplied in connection therewith, and any errors, inconsistencies or other defects in the Project or the Plans and Specifications.
     5.3 Disbursement Requests.
     (a) Borrower shall request and Lender shall be required to make disbursements of the Loan not more frequently than once each calendar month (except that up to 3 times during the term of the Loan, Borrower may submit twice monthly disbursements of the Loan). Lender may at any time take such action as it deems appropriate to verify that the conditions precedent to each disbursement have been satisfied, including, without limitation, verification of any amounts due under the Construction Contract or any Subcontract. Borrower agrees to cooperate with Lender in any such action. If in the course of any such verification, any amount shown on any contract or subcontract entered into for the performance of any portion of the Work, or any application for payment, sworn statement or waiver of lien is subject to a possible discrepancy, such discrepancy shall be resolved by Borrower to Lender’s satisfaction. Each request for disbursement shall be made within ten (10) Business Days of the requested date of disbursement, by a letter from the chief financial officer of Borrower, addressed to Lender, specifying in detail the amount and mode of each disbursement and accompanied by the following, all in form and substance satisfactory to Lender:
(i)	An Owner’s Sworn Statement and disbursement request;

(ii)	A Contractor’s Application for Payment and Sworn Contractor’s Statement from Contractor, and a statement of a duly authorized officer of Contractor that all items of construction cost have been incorporated into the Project in accordance with the Plans and Specifications, together with waivers of lien with respect to the current disbursement and all previous disbursements from the Contractor and all subcontractors and materialmen to whom payment is to be made, as are required by the Title Company as a condition to issuing the date-down endorsement described in subparagraph 5.3(b) below;

(iii)	A certificate of the Contractor certifying (based on its diligent investigation of the Project and the Work then performed) (A) that all construction to the date of the request for disbursement has been completed in accordance with the Plans and Specifications; (B) that the percentage of completion of each component of the Work; (C) its approval of the request for disbursement; (D) that there has been no material deviation from the contract amount under the Construction Contract or any Subcontract or from the projected time of completion of any component of the Work; and (E) that the remaining undisbursed funds of the Loan (after giving effect to all amounts previously certified for payment plus the amount then requested shall be sufficient to pay all costs required to complete the construction of the Project in accordance with the Plans and Specifications;

(iv)	An inspection report of the Consultant (to be obtained by Lender) certifying the percentages of completion of the components of the Work and setting forth the amount authorized for disbursement and such other matters as Lender may require (including compliance with the Plans and Specifications). It is understood and agreed by Borrower that any and all inspections of the Work made by Lender, the Consultant or their respective agents, employees and/or designees shall be solely for Lender’s own information and shall not be deemed to have been made for or on account of Borrower or any other party, and Lender shall have no liability or responsibility relating in any way whatsoever to the construction of the Project, including, but not limited to, the work thereon, the material or labor supplied in connection therewith, and any errors, inconsistencies or other defects in the Plans and Specifications; and

(v)	Such other documents, assignments, certificates and opinions as are required by the Title Company, or as may be reasonably required by Lender.
     (b) Notwithstanding anything contained in this Agreement to the contrary, Lender shall not be required to make any disbursement of the Loan pursuant to this Agreement until the Title Company is prepared to issue an endorsement to the Title Policy, updating the same to the date of such disbursement and increasing the amount of coverage thereunder to the Principal Balance (taking into account the then current disbursement), and insuring the lien of the Mortgage to be superior to all defects in title other than the Permitted Exceptions and other exceptions hereafter approved by Lender in writing.
     (c) No disbursement of any amount shown in the Budget as a contingency reserve shall by made without Lender’s approval with respect to the type and amount of the requested expenditure.
     5.4 Certifications, Representations and Warranties. Each request for disbursement by Borrower shall constitute (a) Borrower’s certification that the representations and warranties contained in Article 6 below are true and correct in all material respects as of the date of such request, (b) Borrower’s certification that Borrower is in compliance with the conditions contained in this Article 5, and (c) Borrower’s representation and warranty to Lender, with respect to the Work, materials and other items for which payment is requested that (i) such Work and materials have been incorporated into the Project (except for stored materials approved by Lender pursuant to Section 5.12 below), free and clear of liens, claims and encumbrances, (ii) the value thereof is as estimated therein, (iii) such Work and materials substantially conform to the Plans and Specifications, this Agreement and all Applicable Laws, and (iv) the requisitioned value of such Work and materials and the amounts of all other items of cost for which payment is requested by Borrower have theretofore been in fact paid for in cash by Borrower or the same are then due and owing by Borrower and (unless Lender disburses funds directly to the parties performing the Work or to the Title Company) will in fact be paid in cash by Borrower within five days after Borrower’s receipt of the requested disbursement. Neither review nor approval by Lender of requests for disbursement or any information contained therein or any other information provided to Lender in accordance with the other provisions of this Article 5 shall constitute the acceptance or approval by Lender of any portion of the Work.

     5.5 Amount of Disbursements; Retainage. Subject to the other conditions and limitations set forth herein, the amount of each disbursement shall be the amount requested by Borrower; provided, however, that (a) Lender shall have the right to retain 10% of each “hard cost” item of Project Costs (other than (i) amounts requested for payment to suppliers of materials only who have either fully delivered all materials or delivered such portion thereof whereby it is reasonable and necessary to fully pay for such materials and (ii) amounts requested for payment to subcontractors whose work has been completed and who have furnished a final lien waiver and release), which Retainage shall be disbursed in accordance with the provisions of Section 5.10 below, and (b) in no event shall Lender be obligated to disburse for any item an amount in excess of the amount allocated for such item pursuant to the Budget (as the Budget may be revised as permitted herein).
     5.6 Costs. For purposes of this Agreement: (a) the cost of labor and material (except stored and unincorporated materials) furnished for the Work shall be deemed to be incurred by Borrower when the labor and material have been incorporated into the Project and the payment therefor is due and payable, (b) the cost of stored and unincorporated materials shall be deemed to be incurred by Borrower when such materials are purchased by Borrower, (c) the cost of services (other than labor included in the Work) shall be deemed to be incurred by Borrower when the services are actually rendered and the payment therefor is due and payable, (d) real estate taxes, interest and insurance premiums shall be deemed to be incurred by Borrower when such items become due and payable, and (e) any other costs shall be deemed to be incurred by Borrower when the payment therefor is due and payable, but not before the value to be received in return for such cost has been received by Borrower.
     5.7 Reserves. In addition to any reserves for specific line items that are already established in the Budget, if an Event of Default or Unmatured Default has occurred, Lender may establish and set aside out of the undisbursed proceeds of the Loan, reserves (collectively, the “Reserves”) in such amounts as may be reasonably estimated by Lender from time to time to provide for payment of the items of Project Cost as the same may accrue or become payable prior to the repayment in full of the Loan. Amounts set aside as Reserves shall not be available for disbursement to Borrower for any purpose other than payment of the item or group or items for which the Reserve was established. Based upon the facts then available to Lender, Lender may adjust and reallocate the amount of any Reserve from time to time. Items for which Reserves may be established shall include (i) interest on the Loan, (ii) real estate taxes and assessments, and (iii) premiums on insurance policies and bonds (if any) required to be furnished by Borrower hereunder. Borrower hereby acknowledges that Lender has established and set aside out of the Loan, an interest reserve (the “Interest Reserve”) in the amount of $400,000.00 for the payment of interest on the Loan as the same may accrue or become payable prior to the repayment in full of the Loan. Amounts set aside as the Interest Reserve shall not be available for disbursement to Borrower for any purpose other than payment of interest. Disbursement of the Interest Reserve shall be made only if there is negative cash flow for the Property and the Interest Reserve shall be used only to the extent of the excess of the negative cash flow to pay the interest on the Loan. Notwithstanding anything to the contrary contained herein, Borrower shall not be required to pay interest on the Interest Reserve unless funds are disbursed from such Interest Reserve. To the extent Reserves are established for any of the items set forth in clauses (ii) and (iii) above and provided that (i) no Event of Default or Unmatured Default hereunder has occurred, and (ii) the Loan is not out of balance, as described in Section 5.8 below, Lender may, and at the request of Borrower shall, disburse the Reserves for the respective purposes for which they have been set aside, either by payment of items for which the Reserves have been set aside, or by reimbursement to Borrower for payment so made by Borrower; provided that nothing herein shall impose upon Lender any obligations whatsoever to see to the proper allocation of any such monies by Borrower.

     5.8 Loan In Balance.
     (a) At all times prior to repayment of the Loan in full, (i) the sum of (A) the undisbursed proceeds from the Loan (net of any unpaid accrued interest on the Loan) allocated to each line item in the Budget (including any reserve specifically set aside for such line item) plus (B) the aggregate amount of all amounts deposited by Borrower pursuant to Section 5.8(c) (the aggregate amount of such proceeds being hereinafter referred to as the “Available Proceeds”) must be sufficient, in Lender’s sole and absolute determination, to pay the unpaid costs and expenses that will be incurred to complete such item, and (ii) the aggregate Available Proceeds must be sufficient, in Lender’s reasonable determination, to pay all Project Costs remaining unpaid and all operating, management and other expenses of the Project.
     (b) If Lender determines that (i) the costs and expenses to complete any line item in the Budget exceeds the Available Proceeds allocated therefor, or (ii) the Project Costs remaining unpaid and all estimated operating, management and other expenses of the Project, exceed the sum of the Available Proceeds, then the Loan shall be deemed “out of balance” to the extent of such excess.
     (c) If Lender deems the Loan to be out of balance as aforesaid, Borrower shall, within ten (10) days after written request by Lender, deposit into an account maintained at Lender (and pledged to Lender as additional security for the Loan) an amount equal to the excess amount or amounts determined pursuant to subparagraphs (a) and (b) above of this Section 5.8 (the “Balancing Deposit”‘) The sums thus deposited with Lender will be disbursed by Lender to complete the Work prior to any further disbursement of Loan proceeds. If such deposit is not made within such time, an Event of Default shall be deemed to have occurred. No interest shall be payable to Borrower on the amounts so deposited pursuant to this subparagraph. Anything to the contrary contained in this Section 5.8 notwithstanding, in the event that Borrower is required to deposit the Balancing Deposit and the Project is thereafter completed with subsequent savings that, had said savings occurred prior to the requirement of the Balancing Deposit, would have rendered all or a portion of the Balancing Deposit to be unnecessary, Borrower shall be entitled to a reimbursement from Lender equal to the lesser of (a) the amount of such subsequent savings, and (b) the amount of the Balancing Deposit.
     (d) Lender shall not be required to disburse any portion of the Loan at any time that the Loan is “out of balance” or if the requested disbursement would cause the Loan to be “out of balance.”
     5.9 Escrow; Application of Disbursements.
     (a) Lender shall make each requested disbursement of the Loan within ten (10) Business Days after all of the conditions precedent to such disbursement set forth in this Article have been satisfied (including delivery of all documentation required under Section 5.3 above), except that Lender, in its discretion, may make payments of Project Costs directly to Borrower (or, if an Unmatured Default or Event of Default exists hereunder, to the person or entity Lender determines is entitled to such payment or jointly to Borrower and such person or entity).
     (b) Notwithstanding the foregoing, Lender shall not be responsible, liable or obligated to the contractors, subcontractors, suppliers, materialmen, laborers, architects, engineers, or any other parties, for services or work performed, or for goods delivered by them or any of them, in and upon the Land or employed directly or indirectly in the performance of the Work, or for any debts or claims whatsoever accruing in favor of any such parties and against Borrower or others, or against the Project. It is expressly understood and agreed that Borrower is not and shall not be an agent of Lender for any purpose whatsoever. Without limiting the generality of the foregoing, advances made at Lender’s option, directly to any contractor, subcontractor or supplier of labor or materials, or any other party, shall not be deemed a recognition by Lender of any third party beneficiary status of any such person or entity.
     (c) Borrower covenants and agrees that except for the Earn Out Proceeds, it shall receive all advances of Loan proceeds to be made hereunder by Lender as a trust fund and that Borrower shall withdraw and use said funds solely for the payment of the bills for the labor and materials used in the performance of the Work for which such Loan funds were requested by Borrower, and for the payment of the other items of Project Cost for which such Loan proceeds were requested by Borrower, and for no other purpose whatsoever; however, nothing herein shall impose upon Lender any obligation whatsoever to see to the proper application of any such monies by Borrower.
     (d) Whenever so requested by Lender, Borrower shall promptly furnish Lender written evidence reasonably satisfactory to Lender that all monies theretofore advanced by Lender pursuant to this Agreement have actually been paid or applied in payment of the cost of performance of the Work and in payment of the other items of Project Cost for which such funds were advanced by Lender, and until such evidence is produced, at the option of Lender, no future or additional payments or advances of Loan funds need be made hereunder.
     5.10 Release of Retainage. Retainage(s) shall be released as follows:
     (a) Retainage on any Subcontract shall be released within thirty days after such Subcontract has been fully performed and the following conditions have been satisfied:
(i)	Borrower has delivered final and unconditional waivers of lien from the subcontractor whose individual Subcontract has been fully performed to the Title Company with copies to Lender;

(ii)	All conditions precedent to disbursement of proceeds of the Loan as set forth in this Agreement have been fully satisfied; and

(iii)	Lender has received a certificate in writing signed by a duly authorized officer of Contractor certifying that the Work provided for in the Subcontract has been fully and satisfactorily completed in accordance with the Plans and Specifications, and in substantial compliance with all Applicable Laws, and the Consultant has approved all such Work.
     (b) Final disbursement of construction Retainages to the Contractor for the Work not previously released shall be made upon satisfaction of the following conditions in addition to satisfaction of the other conditions precedent for disbursement of proceeds of the Loan by Lender:
(i)	Borrower has delivered to Lender (A) a certificate in writing signed by a duly authorized officer of the Contractor certifying that all obligations of the Contractor under the Construction Contract and all obligations of the subcontractors under the Subcontracts have been fully performed, and (B) a certificate signed by the Contractor, certifying that the construction of the Work has been completed in all respects in accordance with the Plans and Specifications and the use and occupancy of the Project is permitted under all Applicable Laws;

(ii)	If requested by Lender, Lender shall have received a certificate in writing signed by the Consultant certifying that the construction of the Work has been substantially completed in all material respects in accordance with the Plans and Specifications and the use and occupancy of the Project is permitted under all Applicable Laws;

(iii)	Borrower has delivered to Lender all applicable licenses or permits necessary for the use of the Project, including without limitation, a certificate of occupancy the Project (or a local equivalent, if applicable);

(iv)	Borrower has delivered to Lender certificates of fire and extended coverage insurance as herein required (or, if requested by Lender, copies of such policies), and if any Tenants are in occupancy, rent loss insurance in form and substance reasonably satisfactory to Lender, with Lender named as mortgagee and as an additional insured party and loss payee, as applicable;

(v)	The Title Company is unconditionally prepared to issue its final updated date down endorsement covering the Principal Balance of the Loan, subject only to the Permitted Exceptions and other exceptions approved by Lender in writing, and containing its final forms of Comprehensive Endorsement 1 and ALTA 3.1 Zoning Endorsement (without exception and based on as-built conditions), and including full coverage against all mechanics’ liens and such other endorsements as are required under Section 4.4 above; and

(vi)	Borrower has delivered to the Title Company and Lender final and unconditional waivers of lien from the Contractor and all subcontractors and materialmen who have supplied labor or material in connection with the Work and who have not previously submitted such final waivers.
     5.11 Lender’s Representatives. Lender, at Borrower’s expense, shall have the right to engage personnel in connection with the negotiation and documentation of the Loan, including without limitation, the Consultant, to (i) review and approve the Plans and Specifications, (ii) review and approve Borrower’s final construction budget, (iii) conduct monthly inspections of the Work and report on the progress of construction thereof, (iv) review and approve all change orders, (v) review and approve applications for disbursements and accompanying documents, (vi) issue reports and certificates to Lender, (vii) inspect the structural, mechanical, electrical, plumbing, HVAC and roof systems constituting the Work, (viii) determine whether the Work has been completed in accordance with the Plans and Specifications, and (ix) provide other services as requested by Lender, and Borrower shall fully cooperate with the Consultant and other personnel in all reasonable respects in connection therewith.

     5.12 Stored and Unincorporated Materials. No disbursement for materials purchased by Borrower but not yet installed or incorporated into the Project shall be made without Lender’s prior approval of the conditions under which such materials are purchased and stored. In no event shall any such disbursement be made unless the materials involved have been delivered to the Land or stored with a bonded warehouseman, with satisfactory evidence of security, insurance both during storage and transit and suitable storage. Borrower shall provide Lender, in connection with such materials, a copy of a bill of sale or other evidence of title in Borrower, together with a copy of UCC searches against Borrower and the warehouseman, if applicable, indicating no liens or claims which may affect such materials. Borrower shall provide Lender, any architect and any applicable governmental agency or testing authority having jurisdiction over the Project with access to inspect, test or otherwise examine such stored and unincorporated materials.
     6. REPRESENTATIONS AND WARRANTIES. In order to induce Lender to execute this Agreement and to make the Loan, Borrower represents and warrants to Lender as follows:
     6.1 Borrower. Borrower is a duly formed limited liability company under the laws of the State of Delaware, validly existing, in good standing and fully qualified to do business in the States of Delaware and Georgia and has full power and authority to execute the Loan Documents. The articles of organization and operating agreement of Borrower, copies of which have been furnished to Lender, are in effect, unamended, and are the true, correct and complete documents relating to the Borrower’s creation and governance.
     6.2 Guarantor. Each Guarantor has full power and authority to execute the Guaranty, the Indemnity Agreement and all other Loan Documents executed by him, her or it and to perform his, her or its respective obligations thereunder.
     6.3 Title. Borrower owns good and marketable fee simple title to the Real Property and the Personal Property except for leased trailers for construction and leasing, leased office equipment in the ordinary course of business, leased trash dumpsters and trash compactors, and any leased golf carts used in the future at the Property. The Real Property and the Personal Property are owned free and clear of all liens, claims and encumbrances, except the Permitted Exceptions and except for leased trailers for construction and leasing, leased office equipment in the ordinary course of business, leased trash dumpsters and trash compactors, and any leased golf carts used in the future at the Property.
     6.4 Improvements. Subject to the terms and conditions contained in this Agreement, Borrower intends to improve the Land with the Improvements. The Work will be performed substantially in accordance with the provisions of the Plans and Specifications and the Budget and all of the other requirements of this Agreement.
     6.5 Validity and Enforceability of Documents. Upon the execution and delivery of the Loan Documents, the Loan Documents shall be valid and binding upon the parties that have executed the same in accordance with the respective provisions thereof, and shall be enforceable in accordance with the respective provisions thereof, subject only to applicable bankruptcy, reorganization, insolvency, moratorium and other similar laws affecting the enforcement of creditor’s rights. Execution, delivery and performance of the Loan Documents do not and will not contravene, conflict with, violate or constitute a default under the articles of organization creating Borrower, the operating agreement of Borrower or the resolutions of the directors of Borrower, or any Applicable Law or any agreement, indenture or instrument to which Borrower, or the Guarantor is a party or is bound or which is binding upon or applicable to the Project or any portion thereof.

     6.6 Litigation. There is not any condition, event or circumstance existing, or any litigation, arbitration, governmental or administrative proceeding, action, examination, claims or demand pending or, to the best of Borrower’s knowledge after due inquiry, threatened affecting Borrower, the Guarantor or the Project, or involving the validity or enforceability of the Loan Documents or involving any material risk of a judgment or liability which, if satisfied, would have a material adverse effect on the priority of the lien of the Mortgage, or which would prevent Borrower or the Guarantor from complying with or performing his, her or its obligations under this Agreement, the Note, the Guaranty or any of the other Loan Documents within the time limits set forth therein for such compliance or performance and no basis for any such matter exists.
     6.7 Utilities; Authorities. All utilities necessary for the use, operation and occupancy of the Project (including, without limitation, water, storm sewer, sanitary sewer and drainage, electric, gas and telephone facilities) are (or will be) available at the boundaries of the Land (or in the streets adjoining the Land), and all requirements for the use of such utilities have been (or will be) fulfilled. All building, zoning, safety, disabled persons, health, fire, water district, sewerage and environmental protection agency permits and other licenses and permits which are required by any governmental authority for construction of the Improvements, and the use, occupancy and operation of the Project in accordance with the Plans and Specifications have been obtained by or furnished to Borrower and are in full force and effect or will be obtained by and maintained in full force and effect by Borrower when and as required by any governmental authority.
     6.8 Solvency. Each Obligor is solvent and able to pay such Obligor’s debts as such debts become due, and has capital sufficient to carry on such Obligor’s present business transactions. The value of each Obligor’s property, at a fair valuation, is greater than the sum of such Obligor’s debts. No Obligor is bankrupt or insolvent, nor has any Obligor made an assignment for the benefit of such Obligor’s creditors, nor has there been a trustee or receiver appointed for the benefit of such Obligor’s creditors, nor has there been any bankruptcy, reorganization or insolvency proceedings instituted by or against any Obligor, nor will any Obligor be rendered insolvent by such Obligor’s execution, delivery or performance of the Loan Documents or by the transactions contemplated thereunder.
     6.9 Financial Statements. All financial statements submitted to Lender relating to Borrower, the Guarantor and the Project are true, complete and correct, and have been prepared in accordance with generally accepted accounting principles and fairly present the financial condition of the Person to which they pertain and the other information therein described and do not contain any untrue statement of a material fact or omit to state a fact material to the financial statement submitted or this Agreement. No material adverse change has occurred in the financial condition of Borrower, any Guarantor or the Project since the dates of each such financial statements.
     6.10 Compliance with Laws. Upon completion of the Work in substantial accordance with the Plans and Specifications, the Project and the use, occupancy and operation thereof for their intended purposes will not violate any Applicable Laws, any contractual arrangements with third parties, or any covenants, conditions, easements, rights of way or restrictions of record affecting the Project that, individually, or in the aggregate, will have a material adverse effect on the financial condition of the Project or the Borrower. Neither Borrower nor any agent thereof has received any notice, written or otherwise, alleging any such violation, which violation has not previously been cured. Upon completion of the Work in accordance with the Plans and Specifications, the Project will be in substantial compliance and conformity with all zoning requirements, including without limitation, those relating to setbacks, height, parking, floor area ratio, fire lanes and percentage of land coverage, and will not be a non-

conforming or special use. No right to any off-site facilities will be necessary to insure compliance by the Project with all Applicable Laws.
     6.11 Construction Contract. Pursuant to the Construction Contract, the Contractor will construct the Improvements. The Construction Contract is in full force and effect, unamended, and no default exists thereunder by any party thereto. In the event of any conflict between the terms of the Construction Contract, any Subcontracts and this Agreement or any other Loan Document, Borrower shall abide by and shall cause the Contractor to act in accordance with the provisions of the Loan Documents.
     6.12 Subcontracts. The Subcontracts that have been entered into prior to the date hereof are in full force and effect, unamended, and no default exists thereunder by any party thereto.
     6.13 Architectural Contract. Pursuant to the Architectural Contract, the Architect has agreed to perform architectural services in connection with the design and construction of the Improvements. The Architectural Contract is in full force and effect, unamended, and no default exists thereunder by either party thereto.
     6.14 Engineering Contract. Pursuant to the Engineering Contract, the Engineer has agreed to perform engineering services in connection with the design and construction of the Improvements. The Engineering Contract is in full force and effect, unamended, and no default exists thereunder by either party thereto.
     6.15 Plans and Specifications. Borrower has delivered to Lender true, complete and correct copies of the Plans and Specifications. The Plans and Specifications have been designed using generally accepted trade practices, are complete in all respects, and contain all other details requisite for the Project which, when built and equipped in accordance therewith, shall be ready for the intended use thereof. Lender hereby agrees to approve any revision to the Plans and Specifications which adds an additional eight (8) apartment units above the clubhouse to be constructed on the Property, provided, however, such revision does not impair the value of the Property in Lender’s reasonable judgment.
     6.16 Budget. The Budget is a true, complete and correct projection of the budget with respect to the costs of the Work (including both hard costs and soft costs associated therewith).
     6.17 Financing Statements. There are no UCC financing statements in effect with respect to the Personal Property other than (i) those to be filed and/or recorded by Lender which name Borrower as debtor and (ii) any that may be related to leased equipment permitted herein.
     6.18 Event of Default. No Event of Default or Unmatured Default has occurred.
     6.19 No Defects. To the best of Borrower’s knowledge, there are no defects in the design or construction of the Building which would have a material adverse affect on its value, safety or intended use.
     6.20 Additional Agreements. There are no management, leasing or development agreements in existence that affect the Project, other than those described in the schedule of Permitted Exceptions or as previously delivered to Lender.
     All representations and warranties which have been made by Borrower in this Agreement or the other Loan Documents shall be true in all material respects at the time of each disbursement of the Loan, and in the event of any material breach, misrepresentation or omission after the expiration of any applicable grace period, Lender shall have the absolute right to terminate its obligations under this Agreement (without any obligation to refund any loan or other fees previously paid), and upon demand by Lender, Borrower shall reimburse Lender for the Loan Expenses, and Lender shall be entitled to recover from Borrower all losses and damages resulting therefrom.
     7. BORROWER’S COVENANTS.
     7.1 Manner of Construction. Borrower shall, at its sole cost and expense, cause the construction of the Project to be diligently and expeditiously carried out, in a good and workmanlike manner, substantially in accordance with the Plans and Specifications and all Applicable Laws. All materials, fixtures, equipment or articles used in the renovation, construction or equipping of the Project shall materially comply with the Plans and Specifications. Without limiting the generality of the foregoing, Borrower will commence construction of the Project on or prior to the Construction Commencement Date and will use commercially reasonable efforts to cause construction to continue without interruption (except as provided in Section 8(d) below) until completion, and to be completed in accordance with the Plans and Specifications and Applicable Laws prior to the Construction Completion Date, subject to force majeure. Construction of the Project shall not be deemed to be complete until the Contractor and the Consultant have certified that all space located within the Project can be used and occupied in accordance with all Applicable Laws and a certificate of occupancy (or local equivalent) has been issued by the City of Statesboro, Georgia therefor.
     7.2 Certificate of Completion. Within fifteen days after the Project is completed, Borrower shall deliver to Lender a certificate of the Contractor stating that the Project has been completed substantially in accordance with the Plans and Specifications and all Applicable Laws.
     7.3 Change Orders. Borrower shall not, without the prior written approval of Lender, make or permit any modification of the Plans and Specifications, or amend or modify the Construction Contract, the Architectural Contract or the Engineering Contract or enter into any change orders or additional contracts for the performance of any portion of the Work; provided, however, Borrower shall have the right to enter into one or more change orders without Lender’s consent, so long as (a) no Event of Default or Unmatured Default exists under this Agreement or any of the other Loan Documents, (b) the change order does not individually result in a change in the cost of constructing the Project of more than $50,000, (c) the change order does not, together with all other change orders, result in a change in the cost of constructing the Project of more than $200,000, (d) the change order does not affect any structural portion of the Project, the overall appearance of the Project or the use or operation of the Project in any material respect, and (e) any increased cost resulting from the change order is paid for from the contingency line item in the Budget, cost savings in other line items in the Budget or any additional funds deposited by Borrower with Lender. In any event, Borrower shall deliver to Lender copies of all such change orders not requiring Lender’s prior approval, together with all related documentation in the next draw package submitted to Lender. Except to the extent expressly permitted in this Section, Borrower shall not, without the prior written approval of Lender and the Consultant, make or permit any change in the Plans and Specifications.
     7.4 Compliance with Laws. Borrower shall comply or cause compliance with all Applicable Laws governing the construction, development, use and operation of the Project. Evidence of such compliance shall be submitted to Lender on request, if Lender has reason to believe that there has been an incident of non-compliance.

     7.5 Inspection. Upon reasonable prior written or oral notice (which shall not be required in the event of an emergency), Borrower shall permit inspection of the Property by Lender, the Consultant and any other agent or designee of Lender. In addition, upon reasonable prior written or oral notice (which notice shall not be required in the event of an emergency), Borrower shall permit Lender and/or its agents and designees access to and the right to inspect, audit and copy all books, records, contracts and other documents and information relating to Borrower, the Guarantor or the Property. Lender shall use reasonable efforts to keep confidential all information and documentation obtained by Lender in connection with such audits and inspections, except to the extent that Lender determines, in its reasonable discretion, a need to disclose same; provided, however, under no circumstances shall Lender have any liability to Borrower or Guarantor in the event of an unintentional disclosure or disclosure deemed necessary by Lender. All such books, records and accounts of operations relating to the Property shall be kept in accordance with sound accounting practices consistently applied. Borrower shall promptly respond to any inquiry from Lender for information with respect to the Property, which information may be verified by Lender at Lender’s expense (unless an Unmatured Default or Event of Default exists, in which case verification will be at Borrower’s expense); provided, however, that Lender shall at all times be entitled to rely upon any statements or representations made by Borrower or any agent thereof.
     7.6 Mechanics’ Liens. Borrower shall use good faith efforts not to permit any mechanics’ lien claims to be filed or otherwise asserted against the Project or against any funds due any contractor or subcontractor, and Borrower shall promptly (and in any event within sixty days after Borrower has received notice of such filing) discharge or cause to be discharged (by payment, bonding over or otherwise) the same in case of the filing of any claims for lien or proceedings for the enforcement thereof; provided that in connection with any such lien or claim which Borrower may in good faith desire to contest, Borrower may contest the same by appropriate legal proceedings diligently prosecuted, but only if Borrower shall furnish to the Title Company such security or indemnity as the Title Company requires to induce the Title Company to issue an endorsement to the Title Policy insuring over the exception created by such lien, and provided further, that Lender shall not be required to make any further disbursements of the Loan until any mechanics’ lien claims have been so insured against by the Title Company.
     7.7 Release by Lender. With respect to the matters set forth in Section 7.6 above, if Borrower shall (a) fail promptly to discharge any asserted liens or claims as required herein, or (b) fail promptly to contest asserted liens or claims or to give security or indemnity in the manner provided in Section 7.6 above, or (c) having commenced to contest the same, and having given such security or indemnity, fail to prosecute such contest with diligence, or to maintain such indemnity or security so required by the Title Company for its full amount, or (d) upon adverse conclusion of any such contest, fail promptly to cause any judgment or decree to be satisfied and lien to be released, then Lender may, but shall not be required to, procure the release and discharge of any such claim and any judgment or decree thereon and, further, may, in its sole discretion, effect any settlement or compromise of the same, or may furnish such security or indemnity to the Title Company, and any amounts so expended by Lender, including premiums paid or security furnished in connection with the issuance of any surety company bonds, shall be deemed to constitute disbursements of the proceeds of the Loan hereunder and shall bear interest from the date so disbursed until paid at the Default Rate. In settling, compromising or discharging any claims for lien, Lender shall not be required to inquire into the validity or amount of any such claim.
     7.8 Financial Statements; Reports. Borrower shall deliver or cause to be delivered to Lender each month, a detailed report showing the progress of the Work. In addition to such progress reports and any other financial statements required to be delivered to Lender pursuant to the provisions of any of the other Loan Documents, Borrower will from time to time furnish or cause to be furnished to Lender such information and reports, financial and otherwise, concerning each Obligor, the performance of the Work and the operation of the Project as Lender reasonably requires, including, without limitation, the following:
     (a) Upon construction completion, within ninety (90) days after the end of each fiscal year (ending July 31 of each year) and within sixty (60) days after the end of each fiscal quarter, compiled financial statements of the Project on a form acceptable to Lender, containing income and expense statements and a balance sheet.
     (b) Within ninety (90) days after the end of each fiscal year, financial statements for each Guarantor, such financial statements to be on Lender’s standard form or another form acceptable to Lender, and certified by such Guarantor as fairly and accurately presenting the information contained therein.
     (c) Within thirty (30) days of the filing thereof (but not later than April 1 unless proper extension requests have been filed and copies delivered to Lender within ten days of the extended filing date), copies of the federal and state income tax returns for each Obligor, together with all supporting schedules.
     (d) Upon construction completion, within thirty (30) days after the end of each fiscal quarter, a rent roll covering all leases of space in the Project, on a form acceptable to Lender, and certified by the chief financial officer of Borrower as fairly and accurately presenting the information contained therein.
     (e) Upon request from Lender, leasing updates, general building information, projected tax expenses, tax information, and applicable market data.
     7.9 Affirmation of Representations and Warranties. Borrower agrees that all representations and warranties of Borrower contained in Article 6 hereof shall remain true in all material respects at all times until the Loan is repaid in full.
     7.10 Title. Except for (a) the Mortgage and other security for the Loan, (b) the lien of general real estate taxes payment of which is not yet due, (c) mechanics’ liens which are contested in the manner permitted in Paragraph 7.6 above, and (d) any other Permitted Exceptions, Borrower shall keep its fee simple title to the Project free and clear of all liens, claims and encumbrances, whether senior or junior to or at parity with the Mortgage.
     7.11 Proceedings Affecting Property. If any proceedings are filed seeking to enjoin or otherwise prevent or declare invalid or unlawful the construction, occupancy, use, maintenance or operation of the Project, or any portion thereof, Borrower shall cause such proceedings to be vigorously contested in good faith, and in the event of an adverse ruling or decision, prosecute all allowable appeals therefrom, and shall, without limiting the generality of the foregoing, resist the entry or seek the stay of any temporary or permanent injunction that may be entered, and use its commercially reasonable efforts to bring about a favorable and speedy disposition of all such proceedings. All such proceedings, including without limitation, all of Lender’s costs, and fees and disbursements of Lender’s counsel in connection with any such proceedings, whether or not Lender is a party thereto, shall be at Borrower’s expense. To the extent that Lender incurs any such expenses, including reasonable attorneys’ fees and fees and charges for court costs, bonds and the like, Borrower shall reimburse Lender for such expenses and the amount due Lender shall bear interest from the date so incurred by Lender until repaid to Lender at the Default Rate and shall be payable to Lender on demand.
     7.12 Disposal and Encumbrance of Property. Borrower shall not, without Lender’s prior written consent (unless such consent is not required, as expressly provided in the Loan Documents), suffer, permit or enter into any agreement for any sale, lease, transfer, or in any way encumber or dispose of or grant or suffer any security or other assignment (collateral or otherwise) of or in all or any portion of the Project; provided, however, that Borrower, without Lender’s prior written or verbal consent, may enter into (i) Leases in accordance with the terms and conditions of the Assignment of Leases and Rents, (ii) customary utility easements necessary for the development of the Project and (iii) the types of leasing arrangements described in Section 6.3 hereof. Any consent given by Lender or any waiver of default under this Section, shall not constitute a consent to, or waiver of any right, remedy or power of Lender under any subsequent default hereunder..
     7.13 Insurance. Borrower shall pay or cause to be paid all premiums on all insurance policies required from time to time under the Mortgage, no later than the date of renewal of any such policies, and Borrower shall furnish to Lender, certificates or other written documentation evidencing additional and/or renewal policies in form, and with companies, coverage and amounts satisfactory to Lender. In the event of failure by Borrower to provide such evidence of insurance, Lender may, but shall not be required to, place insurance and treat the amounts expended therefor as disbursements of Loan proceeds and such amounts from the date so expended by Lender until repaid to Lender shall bear interest at the Default Rate.
     7.14 Performance of Obligations; Notice of Default. Borrower shall promptly and fully perform and comply in all material respects with the obligations, terms, agreements, provisions and requirements of this Agreement and the other Loan Documents and all other documents and instruments relating thereto and will not permit to occur any default or breach hereunder or thereunder. Borrower shall promptly give to Lender notice of the occurrence of any Unmatured Default or of any event that could have a material adverse effect on any security for the Loan or on Borrower’s ability to perform its obligations under this Agreement or any of the other Loan Documents or on the Guarantor’s ability to perform his, her or its obligations under the Guaranty and the other Loan Documents to which Guarantor is a party.
     7.15 Restrictions Affecting Borrower. Borrower covenants and agrees that, without the prior written consent of Lender, there shall not occur any amendment or modification of the Articles of Organization establishing Borrower. At all times prior to the repayment of the Loan, (A) Borrower, without Lender’s prior written consent, shall not enter into any contract or agreement for the provision of services or otherwise with respect to the Project with any member or manager or affiliate of Borrower, unless such contract or agreement is an arms-length, market rate agreement and is cancelable upon thirty days written notice from any owner of the Project; and (B) Borrower shall not be dissolved or its existence terminated.
     7.16 Use of Receipts; Limitation on Distributions. Borrower shall cause all rents and other income and receipts realized and received by Borrower, if any, from and in connection with the Project to , be used for the purpose of paying the actual costs and expenses incurred by Borrower in connection with the ownership, operation, management and repair of the Project, including without limitation, operating expenses, real estate taxes, insurance premiums and interest on the Loan. Borrower shall not make any distributions to its members until the Loan is repaid in full; provided that Borrower may make such distributions if the Project has achieved, and is maintaining, a Debt Service Coverage Ratio of not less than 1.0 to 1.0; provided further that Borrower shall not distribute any permitted prepaid rents in excess of the amount attributable to rental payments due for the current month. In the event the Project at any time is not maintaining a Debt Service Coverage Ratio of not less than 1.0 to 1.0, Borrower shall not make any such distributions.
     7.17 Budget. With the exception of change orders permitted herein, Borrower shall not make any changes in the expenses contained in the Budget without the prior written consent of Lender; provided, however, that Borrower shall have the right to reallocate a final cost savings in a particular line item of the Budget to the contingency line item of the Budget without Lender’s consent, provided Borrower has delivered such documentation as is reasonably required by Lender to confirm such cost savings. Borrower shall not be entitled to reallocate among line items in the Budget without the prior written consent of Lender, which consent shall not be unreasonably withheld, if Borrower has (a) proposed the reduction of a line item and the reallocation of the amount of such reduction to other line items in the Budget, and (b) provided Lender with satisfactory evidence that the reduction of a line item is appropriate and reasonable because the amount originally set forth with respect thereto will not be required to complete said item. Lender agrees to use good faith efforts to respond to any such requested reallocation within ten (10) days of Borrower’s request In the event the Project is completed with a final cost savings, Lender, after any reimbursement to Borrower pursuant to the last sentence of Section 5.8(c), shall reduce the amount of the Loan by the amount of such cost savings, and the lesser of (i) such reduced Loan amount, or (ii) if the Earn-Out Proceeds have not been advanced, $15,057,000.00 shall be used for purposes of calculating Debt Service thereafter until such time as the Earn-Out Proceeds may be advanced to Borrower.
     7.18 Management and Leasing Agreements; Subordination. Borrower shall not amend, extend, substitute or enter into any new management or property leasing agreement covering all or any portion of the Project without Lender’s prior written consent. In the event that Lender grants such, consent, Borrower shall cause the manager or leasing broker under said agreement to enter into aft agreement with Lender, acceptable in form and substance to Lender, pursuant to which said manager or broker subordinates its liens for unpaid fees to the liens of the Mortgage and the other Loan Documents.
     7.19 Additional Documents. Except as permitted under Section 7.12 hereof, Borrower shall not execute or record any document pertaining to, affecting or running with all or any portion of the Property, including, without limitation, any condominium declaration or plat, without the prior written approval of Lender of the form and substance of such documents, which approval shall not be unreasonably withheld. Upon granting such approval, Lender agrees to execute such consents and subordination agreements with respect to such condominium documents as are acceptable to Lender in its reasonable discretion.
     7.20 Survey. If requested by Lender in writing, within thirty days subsequent to the completion of the foundation of the final Building and as a condition to any subsequent disbursement by Lender, the Survey shall be updated to show the location of such Building foundations; that such foundations are within all applicable lot, side, rear and set-back lines; and that there are no encroachments by the improvements over easements or adjoining property. If requested by Lender in writing, within thirty days subsequent to the substantial completion of the Work and as a condition to the final Loan Advance by Lender, the Survey shall be updated to show the Buildings “as built” and to show the location of all utilities and any additional easements or other matters of record affecting the Project.
     7.21 Borrower’s Accounts. Borrower shall maintain any and all operating, security deposit, and reserve accounts for the Property with Lender and pledge the same to Lender as security for the Loan.

     7.22 Ineligible Securities. Borrower represents and warrants that no portion of any advance or loan made hereunder shall be used directly or indirectly to purchase ineligible securities, as defined by applicable regulations of the Federal Reserve Board, underwritten by any affiliate of Lender during the underwriting period and for thirty (30) days thereafter.
     7.23 OFAC. The Borrower shall (a) ensure that no person or entity that owns a controlling interest in or otherwise controls the Borrower is or shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the Office of Foreign Assets Control (“OFAC”), the Department of the Treasury or included in any Executive Orders, (b) not use or permit the use of any proceeds of the Loan to violate any of the foreign asset control regulations of OFAC or any enabling statute or Executive Order relating thereto, and (c) comply with all applicable Bank Secrecy Act (“BSA”) laws and regulations, as amended.
     7.24 Loan Expenses. Borrower agrees to pay all of the Loan Expenses. Any Loan Expenses paid by Lender shall bear interest commencing on the date demand for repayment thereof is made by Lender until repaid to Lender at the Default Rate and shall be paid by Borrower upon demand, or may be paid by Lender at any time by disbursement of proceeds of the Loan. Any Loan Expenses paid by Lender shall be reimbursed to Lender by Borrower regardless of whether there shall be any disbursements of the Loan.
     7.25 Lender’s Action for Lender’s Own Protection Only. The authority herein conferred upon Lender and any action taken by Lender or Consultant or their agents or employees in making inspections of the Property, attending regularly scheduled Project meetings, procuring sworn statements and waivers of lien, approving the Construction Contract and, if applicable, Subcontracts and approving Plans and Specifications will be taken by Lender and Consultant and by their agents or employees for their own protection only, and neither Lender nor Consultant nor their agents or employees shall be deemed to have assumed any responsibility to Borrower or any Guarantor or any other person or entity with respect to any such action herein authorized or taken by them or with respect to the proper construction and equipping of the Project, performance of the Construction Contract or Subcontracts or prevention of claims for mechanics’ or materialmen’s liens.
     7.26 DSCR. On August 15, 2010 the Project shall have achieved a Projected Debt Service Coverage Ratio of not less than 1.00 to 1.00; provided, however, that the definition of Debt Service for purposes of this Section 7.26 only shall mean during any Quarter, the actual interest payments on the Loan that are due and payable during such Quarter.
     7.27 Depository Relationship. From and after the date hereof, Borrower shall establish and maintain deposits consisting of cash and operating accounts with Lender in the amount of not less than $2,000,000.00, and Borrower shall cause Harrison Street Partners LP, to maintain additional deposits consisting of cash and operating accounts with Lender in the amount of not less than $1,000,000.00.
     7.28 Construction of Clubhouse. In the event Borrower elects to add an additional eight (8) apartment units to the Project above the clubhouse, Borrower shall not commence construction of the clubhouse until the revised Plans and Specifications have been approved by Lender and the appropriate governmental agency.
     8. EVENTS OF DEFAULT. The occurrence of any one or more of the following shall constitute an “Event of Default”:

     (a) Failure by Borrower or any other Obligor to make: (i) any payment of principal or interest under the Note when due, or (ii) any other payment under the Loan Documents within ten (10) days after written notice from Lender; or.
     (b) Failure by Borrower to perform or cause to be performed any other obligation or observe any other condition, covenant, term, agreement or provision required to be performed or observed by Borrower contained in this Agreement or in any of the other Loan Documents and not specifically referred to elsewhere in this Section 8; provided, however, that if such failure by its nature can be cured, then so long as the continued operation and safety of the Project, and the priority, validity and enforceability of the liens created by this Agreement, the Mortgage or any of the other Loan Documents and the value of the Property is not materially impaired, threatened or jeopardized, then Borrower shall have a period (“Cure Period”) of thirty (30) days after Borrower obtains actual knowledge of such failure or receives written notice of such failure to cure the same and an Event of Default shall not be deemed to exist during the Cure Period (provided, however, such period shall be limited to ten (10) days if such failure can be cured by the payment of money), provided further that if Borrower commences to cure such failure during the Cure Period and is diligently and in good faith attempting to effect such cure, the Cure Period shall be extended for sixty (60) additional days, but in no event shall the Cure Period be longer than ninety (90) days in the aggregate; or
     (c) The existence of any material inaccuracy or untruth in any representation or warranty contained in this Agreement or any other Loan Documents, or of any statement or certification as to facts delivered to Lender by or on behalf of Borrower or the Guarantor which would have a material adverse effect on the Project or Borrower’s and Guarantor’s obligations under the Loan Documents; provided, however, that if the underlying condition of such inaccurate representation, warranty, statement or certification is susceptible of being cured, Borrower or Guarantor, as applicable, shall have a period of ten (10) days to make such representation, warranty, statement or certification true and correct.
     (d) A discontinuance of the construction of the Work for a period of thirty consecutive days (unless otherwise approved by Lender), other than a discontinuance resulting from strikes, acts of God, adverse weather conditions or other occurrences beyond the reasonable control of Borrower (it being understood that a delay caused by an insufficiency of funds shall not be deemed to be beyond the control of Borrower), or any delay in the Work, regardless of cause, the result of which may be, in Lender’s sole judgment, that the Work will not be substantially completed prior to the Construction Completion Date.
     (e) Borrower or any Guarantor, or any successors or permitted assigns of any of them, shall:
(i)	file a voluntary petition in bankruptcy or an arrangement or reorganization under any federal or state bankruptcy, insolvency or debtor relief law or statute (hereinafter referred to as a “Bankruptcy Proceeding”);

(ii)	file any answer in any Bankruptcy Proceeding or any other action or proceeding admitting insolvency or inability to pay his, her or its debts;

(iii)	fail to oppose, or fail to obtain a vacation or stay of, any involuntary Bankruptcy Proceeding within sixty (60) days after the filing thereof;

(iv)	solicit or cause to be solicited petitioning creditors for any involuntary Bankruptcy Proceeding against Borrower or Guarantor;

(v)	be granted a decree or order for relief, or be adjudicated a bankrupt or declared insolvent in any Bankruptcy Proceeding, whether voluntary or involuntary;

(vi)	have a trustee or receiver appointed for or have any court take jurisdiction of its property, or the major part thereof, or all of any portion of the Property, in any voluntary or involuntary proceeding for the purpose of reorganization, arrangement, dissolution or liquidation, and, with respect to an involuntary proceeding only, such trustee or receiver is not discharged or such jurisdiction is not relinquished, vacated or stayed on appeal or otherwise, within sixty (60) days after the commencement thereof;

(vii)	make an assignment for the benefit of creditors;

(viii)	consent to any appointment of a receiver or trustee or liquidator of all of its property, or the major part thereof, or all or any portion of the Property; or

(ix)	have an attachment or execution levied with respect to, or other judicial seizure be effected for, all or substantially all of its assets or all or any portion of the Property, or the placing of any attachment, levy of execution, charging order, or other judicial seizure on the interest of the parent of Borrower; or
     (f) Borrower intentionally causes or knowingly permits any of the Work to be performed in a manner which is materially contrary to the Plans and Specifications or any provisions of this Agreement or the other Loan Documents; provided, however, that if such contrary Work is susceptible of being cured, Borrower shall have a period of thirty (30) days to cause such Work to be redone in material compliance with the Plans and Specifications.
     (g) Any sale, transfer, lease, assignment, conveyance, financing, lien, encumbrance or other transaction made in violation of Sections 7.12 or 7.16 above.
     (h) Failure of Borrower for a period of thirty (30) days after Lender’s demand to procure the reversal, dismissal or disposition to Lender’s satisfaction of any order enjoining or otherwise preventing or declaring invalid or unlawful the construction, occupancy, maintenance, operation or use of the Project, or any portion thereof, in the manner required by the terms of this Agreement, or of any proceedings which could or might affect the validity or priority of the lien of the Mortgage or any of the other security for the Loan, or which could materially affect Borrower’s ability to perform its obligations under this Agreement or the other Loan Documents.
     (i) The assignment or attempted assignment of this Agreement by Borrower without Lender’s prior written consent.

     (j) The filing of formal charges under any federal, state or local law, statute or ordinance for which Borrower’s forfeiture of all or any portion of the Project is a potential penalty, which is not dismissed within thirty (30) days of such filing.
     (k) The occurrence of the death or legal incompetency of any Guarantor; provided an Event of Default shall not be deemed to exist if within the sixty (60) day period immediately following such death or declaration of legal incompetency the Borrower provides the Lender with a substitute guarantor who is acceptable to the Lender in the Lender’s sole discretion, and such substitute guarantor executes a guaranty in favor of the Lender in form and substance substantially similar to the existing guaranty and otherwise satisfactory to the Lender.
     (1) The Construction Contract is terminated without Lender’s written consent.
     (m) The occurrence of a material adverse change in the financial condition of Borrower or Guarantor; provided, an Event of Default shall not be deemed to exist if within the sixty (60) day period immediately following the discovery of such material adverse change the Borrower provides the Lender with a substitute guarantor who is acceptable to the Lender in the Lender’s sole discretion, and such substitute guarantor executes a guaranty in favor of the Lender in form and substance substantially similar to the existing guaranty and otherwise satisfactory to the Lender.
     (n) The occurrence of an Event of Default under any of the other Loan Documents.
     9. REMEDIES. Upon the occurrence of any Event of Default (unless waived by Lender), Lender, in addition to availing itself of any remedies conferred upon it at law or in equity and by the terms of the Note, the Mortgage and the other Loan Documents, may pursue any one or more of the following remedies first, concurrently or successively with each other and with any other available remedies, it being the intent hereof that none of such remedies shall be to the exclusion of any others:
     (a) Take possession of the Project and complete the Work and do anything necessary or desirable in Lender’s sole judgment to fulfill the obligations of Borrower hereunder, including either the right to avail itself of and procure performance of the Construction Contract, any Subcontracts or any other contract entered into for the performance of all or any portion of the Work (or any substitute therefor), or to let new or additional contracts with the same contractors or subcontractors or others, and to employ watchmen to protect the Project from injury. Without restricting the generality of the foregoing and for the purposes aforesaid, Borrower hereby appoints and constitutes Lender its lawful attorney-in-fact with full power of substitution (i) to complete the Work in the name of Borrower; (ii) to use portions of the Loan or other funds which may be reserved, escrowed or set aside for any purposes hereunder at any time to complete the Work; (iii) to make changes in the Plans and Specifications which shall be reasonably necessary or reasonably desirable to complete the Work; (iv) to retain or employ new general contractors, subcontractors, architects, engineers and inspectors as shall be required for such purposes; (v) to pay, settle or compromise all existing bills and claims, which may be liens or security interests or to avoid such bills and claims becoming Hens or security interests against the Project, or as may be necessary or desirable for the completion of the Work or for the clearance of title; (vi) to execute all applications and certificates in the name of Borrower which may be required by any of the Loan Documents; (vii) to prosecute and defend all actions or proceedings in connection with the Work; (viii) to take such action and require such performance as it deems necessary under any of the bonds to be furnished pursuant to the provisions hereof and to make settlements and compromises with the surety or sureties thereunder, and in connection therewith, to execute instruments of release and satisfaction; it being understood that the foregoing power of attorney is coupled with an interest and cannot be revoked. All sums expended by Lender pursuant to this Article 9 shall be deemed to have been paid to Borrower and secured by the Mortgage and the other Loan Documents, and shall bear interest at the Default Rate until repaid to Lender.
     (b) Withhold further disbursements of proceeds of the Loan.
     (c) Declare the unpaid indebtedness evidenced by the Note to be immediately due and payable.
     (d) Apply the balance of any deposits made with Lender toward the repayment of the Loan.
     10. MISCELLANEOUS.
     10.1 Additional Indebtedness. If any advances or payments made by Lender pursuant to this Agreement or any other Loan Document, together with disbursements of the Loan, shall exceed the aggregate face amount of the Note, all such advances and payments shall constitute additional indebtedness secured by the Mortgage and all other security for the Loan, and shall bear interest at the Default Rate from the date advanced until paid.
     10.2 Additional Acts. Borrower shall, upon request, execute and deliver such further instruments and documents and do such further acts and things as may be reasonably required to provide to Lender the evidence of and security for the Loan contemplated by this Agreement.
     10.3 Loan Agreement Governs. In the event of any inconsistency between any provision of this Agreement and any provision of any other Loan Document, the provision of this Agreement shall govern; provided, however, that the provisions of all of the Loan Documents shall be construed as an integrated set of provisions governing the Loan and, accordingly, shall be interpreted and construed liberally to give the maximum validity, enforceability and effect to all of such provisions.
     10.4 Additional Advances. If an Event of Default shall occur, Lender may, but shall not be obligated to, take any and all actions to cure such default, and all amounts expended in so doing, all Loan Expenses and all other amounts paid or advanced by Lender pursuant to the Loan Documents, and all other amounts advanced by Lender in connection with the performance of the Work or preserving any security for the Loan, shall constitute additional advances of the Loan, shall be secured by the Mortgage and all other security for the Loan, and shall bear interest at the Default Rate from the date advanced until paid.
     10.5 Amendment; Waiver; Approval. This Agreement shall not be amended, modified or supplemented without the written agreement of Borrower and Lender at the time of such amendment, modification or supplement. No waiver of any provision of this Agreement or any of the other Loan Documents shall be effective unless set forth in writing signed by the party making such waiver, and any such waiver shall be effective only to the extent therein set forth. Failure by Lender to insist upon full and prompt performance of any provisions of this Agreement or any of the other Loan Documents, or to take action in the event of any breach of any such provision or upon the occurrence of any Event of Default, shall not constitute a waiver of any rights of Lender, and Lender may at any time thereafter exercise all available rights and remedies with respect to such breach or Event of Default. Receipt by Lender of any instrument or document shall not constitute or be deemed to be an approval thereof. Any approvals required under any of the other Loan Documents must be in writing, signed by Lender and directed to Borrower.
     10.6 Notice. All notices or other written communications hereunder shall be deemed to have been properly given (a) upon delivery, if delivered in person, (b) one (1) Business Day after having been deposited for overnight delivery with any reputable overnight courier service, or (c) three (3) Business Days after having been deposited in any post office or mail depository regularly maintained by the U.S. Postal Service and sent by registered or certified mail, postage prepaid, return receipt requested, addressed to the addresses set forth below in this Section or as such party may from time to time designate by written notice to the other parties. Either party by notice to the other in the manner provided herein may designate additional or different addresses for subsequent notices or communications:

To Lender:	The PrivateBank and Trust Company
120 South LaSalle Street
Chicago, IL 60603
Attn: Commercial Real Estate Division

With copy to:	Dykema Gossett PLLC
10 S. LaSalle Street
Suite 2300
Chicago, Illinois 60606
Attn: Michael S. Kurtzon, Esq.

To Borrower:	Campus Crest at Statesboro, LLC
2100 Rexford Road
Suite 414
Charlotte, North Carolina 28211
Attn: General Counsel

With copy to:	Bradley Arant Boult Cummings LLP
1819 5th Avenue North
Birmingham, Alabama 35203
Attn: Dawn Helms Sharff

And with Copy to	Harrison Street Real Estate Capital
71 South Wacker Drive
Suite 3585
Chicago, Illinois 60606
Attn: General Counsel
     10.7 Benefit; Assignment. The rights, powers and remedies of Lender under this Agreement shall inure to the benefit of Lender and its successors and assigns. The rights and obligations of Borrower under this Agreement may not be assigned and any purported assignment by Borrower shall be null and void. Lender shall have the right to sell, assign or transfer portions of its right, title and/or interest in and to this Agreement and the other Loan Documents (including the sale of participation interests therein), without the consent or approval of Borrower, and Borrower, at no cost to Borrower, agrees to cooperate and to cause the Guarantor to cooperate in all respects with Lender in connection therewith, including without limitation, the execution of all documents and instruments reasonably requested by Lender or such transferee provided that such documents and instruments do not materially adversely affect any of Borrower’s or Guarantor’s duties or obligations under the Loan Documents.
     10.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois.
     10.9 Indemnity. Borrower agrees to indemnify, defend and hold Lender harmless from and against any and all liabilities, obligations, losses, damages, claims, costs and expenses (including court costs and reasonable attorneys’ fees) of whatever kind or nature which may be imposed on, incurred by or asserted against Lender at any time which relate to or arise from the performance of the Work, the offer for sale or sale of any limited partnership interest, shareholder interest or membership interest in Borrower, the acquisition or sale or offer for sale of all or any portion of the Property and/or the ownership, use, operation or maintenance of the Property, including, without limitation, any brokerage commissions or finder’s fees asserted against Lender with respect to the making of the Loan, the acquisition of the Property or other matters; provided, however, that the foregoing indemnity shall not extend to any liabilities, obligations, claims, losses, costs, damages or expenses resulting from the gross negligence or willful misconduct of Lender.
     10.10 Headings. The titles and headings of the articles, sections and paragraphs of this Agreement have been inserted as a matter of convenience of reference only and shall not control or affect the meaning or construction of any of the terms or provisions of this Agreement.
     10.11 No Partnership or Joint Venture. Lender, by executing and performing this Agreement shall not become a partner or joint venturer with Borrower or Guarantor or any of their respective associates or affiliates and all inspections of the Property herein provided for are for the sole benefit of Lender.
     10.12 Time is of the Essence. Time is of the essence of the payment of all amounts due Lender under the Loan Documents and performance and observance by Borrower of each covenant, agreement provision and term of this Agreement and the other Loan Documents.
     10.13 Invalid Provisions. In the event that any provision of this Agreement is deemed to be invalid by reason of the operation of law, or by reason of the interpretation placed thereon by any administrative agency or any court, Borrower and Lender shall negotiate an equitable adjustment in the provisions of the same in order to effect, to the maximum extent permitted by law, the purpose of this Agreement and the validity and enforceability of the remaining provisions, or portions or applications thereof, shall not be affected thereby and shall remain in full force and effect.
     10.14 Offset. Without limitation of any other right or remedy of Lender hereunder or provided by law, any indebtedness relating to the Property or its operation and now or hereafter owing to Borrower by Lender (including, without limitation, any amounts on deposit in any demand, time, savings, passbook or like account maintained by Borrower with Lender) may be offset and applied by Lender hereunder, or under the Note, the Mortgage or any of the other Loan Documents.
     10.15 Acts by Lender. Notwithstanding anything herein contained to the contrary, Lender will not be required to make any disbursement or perform any other act under this Agreement if, as a result thereof, Lender will violate any law, statute, ordinance, rule, regulation or judicial decision applicable thereto.

     10.16 Binding Provisions. The covenants, warranties, agreements, obligations, liabilities and responsibilities of Borrower under this Agreement shall be binding upon and enforceable against Borrower and its legal representatives, administrators, successors and permitted assigns.
     10.17 Counterparts. This Agreement may be executed in counterparts, and all said counterparts when taken together shall constitute one and the same Agreement.
     10.18 No Third Party Beneficiary. This Agreement is only for the benefit of the parties hereto and their permitted successors and assigns. No other person or entity shall be entitled to rely on any matter set forth herein without the prior written consent of such parties.
     10.19 Publicity. Subject to compliance with Applicable Laws, Lender reserves the right to publicize the making of the Loan in any manner it deems appropriate; provided, however that any reference to Borrower’s sole member or the members of Borrower’s sole member shall be subject to Borrower’s written approval, and Lender shall not disclose the specific terms of the Loan (including, without limitation, the interest rate, loan to value ratio or other terms or underwriting criteria). In addition, Borrower agrees that Lender, subject to Applicable Laws shall have the right to erect and maintain a sign at the Project in a prominent location for the duration of the term of the Loan stating that Lender is providing the financing for construction of the Project. The sign shall be furnished by Lender and the sign shall be located in a place selected by Lender, provided that such location does not interfere with performance of the Work.
     10.20 Joint and Several Obligations. If this Agreement is executed by more than one Borrower, the obligations and liabilities of Borrower under this Agreement shall be joint and several and shall be binding upon and enforceable against Borrower and their respective successors and assigns.
     10.21 JURISDICTION AND VENUE. BORROWER HEREBY AGREES THAT ALL ACTIONS OR PROCEEDINGS INITIATED BY BORROWER AND ARISING DIRECTLY OR INDIRECTLY OUT OF THIS AGREEMENT SHALL BE LITIGATED IN THE CIRCUIT COURT OF COOK COUNTY, ILLINOIS, OR THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS OR, IF LENDER INITIATES SUCH ACTION, ANY COURT IN WHICH LENDER SHALL INITIATE SUCH ACTION AND WHICH HAS JURISDICTION. BORROWER HEREBY EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR PROCEEDING COMMENCED BY LENDER IN ANY OF SUCH COURTS, AND HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS AND COMPLAINT, OR OTHER PROCESS OR PAPERS ISSUED THEREIN, AND AGREES THAT SERVICE OF SUCH SUMMONS AND COMPLAINT OR OTHER PROCESS OR PAPERS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO BORROWER AT THE ADDRESS TO WHICH NOTICES ARE TO BE SENT PURSUANT TO THIS AGREEMENT. BORROWER WAIVES ANY CLAIM THAT CHICAGO, ILLINOIS OR THE NORTHERN DISTRICT OF ILLINOIS IS AN INCONVENIENT FORUM OR AN IMPROPER FORUM BASED ON LACK OF VENUE. SHOULD BORROWER, AFTER BEING SO SERVED, FAIL TO APPEAR OR ANSWER TO ANY SUMMONS, COMPLAINT, PROCESS OR PAPERS SO SERVED WITHIN THE NUMBER OF DAYS PRESCRIBED BY LAW AFTER THE MAILING THEREOF, BORROWER SHALL BE DEEMED IN DEFAULT AND AN ORDER AND/OR JUDGMENT MAY BE ENTERED BY LENDER AGAINST BORROWER AS DEMANDED OR PRAYED FOR IN SUCH SUMMONS, COMPLAINT, PROCESS OR PAPERS. THE EXCLUSIVE CHOICE OF FORUM FOR BORROWER SET FORTH IN THIS SECTION SHALL NOT BE DEEMED TO PRECLUDE THE ENFORCEMENT BY LENDER OF ANY JUDGMENT OBTAINED IN ANY OTHER FORUM OR THE TAKING BY LENDER OF ANY ACTION TO ENFORCE THE SAME IN ANY OTHER APPROPRIATE JURISDICTION, AND BORROWER HEREBY WAIVES THE RIGHT, IF ANY, TO COLLATERALLY ATTACK ANY SUCH JUDGMENT OR ACTION.
     10.22 JURY WAIVER. BORROWER AND LENDER HEREBY VOLUNTARILY, KNOWINGLY, IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) BETWEEN

OR AMONG BORROWER AND LENDER ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT, OR ANY RELATIONSHIP BETWEEN BORROWER AND LENDER. THIS PROVISION IS A MATERIAL INDUCEMENT TO LENDER TO PROVIDE THE LOAN DESCRIBED HEREIN AND IN THE OTHER LOAN DOCUMENTS.
[Signature page follows]

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

LENDER: THE PRIVATEBANK AND TRUST COMPANY, an Illinois state chartered bank
By:	/s/ Alison Dempsey
	Name:	Alison Dempsey
	Title:	Private Banking Officer

BORROWER: CAMPUS CREST AT STATESBORO, LLC, a Delaware limited liability company
By:	HSRE-Campus Crest I, LLC, a Delaware limited liability company, its sole member

By:	Campus Crest Ventures III, LLC, a Delaware limited liability company, a member

By:	Campus Crest Properties, LLC, a North Carolina limited liability company, its Manager

By:	/s/ Michael S. Hartnett
Michael S. Hartnett
Its Manager